Exhibit 12.1

AMERICAN WATER CAPITAL CORP.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	12 Months ended December 31,
	2003	2004	2005	2006	2007	9 months ended September 30, 2008	Proforma 12 months ended December 31, 2007	Proforma 9 months ended September 30, 2008
Income (loss) from continuing operations before income taxes	$—	$—	$—	$—	$—	$—	$—	$—
Fixed Charges:
Interest, dividend on Mandatory redeemable preferred sharesand amortization of debt discountand expenses and premium on all indebtedness	85,212	66,093	103,733	134,390	148,128	142,760	227,199	145,447

Total fixed charges	85,212	66,093	103,733	134,390	148,128	142,760	227,199	145,447

Income from continuing operations plus fixed charges	85,212	66,093	103,733	134,390	148,128	142,760	227,199	145,447

Total fixed charges	85,212	66,093	103,733	134,390	148,128	142,760	227,199	145,447
Total fixed charges and preferred dividends	85,212	66,093	103,733	134,390	148,128	142,760	227,199	145,447

Ratio of earnings to combined fixed charges and preferred dividends	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, interest on mandatory redeemable preferred stock, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC.

AMERICAN WATER WORKS COMPANY, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	12 Months ended					Nine months ended September 30, 2008	Proforma 12 months ended December 31, 2007	Proforma Nine months ended September 30, 2008
	2003	2004	2005	2006	2007
Income (loss) from continuing operations before income taxes	$102,411	$125,428	$(224,151)	$(108,938)	$(255,519)	(515,216)	$(259,468)	(516,413)

Fixed Charges:
Interest, dividend on Mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	284,860	319,731	349,851	371,247	288,257	217,247	289,765	220,009
Interest factor in rentals	6,623	10,526	11,554	12,045	11,637	9,883	11,637	9,883
Interest costs from discontinued operations	(22)	67	21	(322)	(56)	—	(56)	—

Total fixed charges	291,461	330,324	361,426	382,970	299,838	227,130	301,346	229,892

Income from continuing operations plus fixed charges	393,872	455,752	137,275	274,032	44,319	(288,086)	41,878	(286,521)

Preferred dividend requirements	225	225	225	225	225	169	225	169
Ratio of pre-tax income (loss) to net income (loss)	2.43	2.12	0.81	0.70	0.75	0.86	0.75	0.86
Preferred dividend factor (1)	547	478	183	157	168	145	169	146
Total fixed charges	291,461	330,324	361,426	382,970	299,838	227,130	301,346	229,892

Total fixed charges and preferred dividends	292,008	330,801	361,609	383,128	300,006	227,275	301,515	230,038

Ratio of earnings to combined fixed charges and preferred dividends (2)	1.35	1.38	—	—	—	—	—	—

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, referred to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, interest on mandatory redeemable preferred stock, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC.

(1)	Represents the amount of pre-tax earnings required to cover the dividends associated with preferred stock without mandatory redemption requirements.
(2)	For the years ended December 31, 2005, 2006, 2007 and for the nine months ended September 30, 2008 earnings was insufficient to cover fixed charges and there was a deficiency of $224.3 million, $109.1 million, $255.7 million and $515.4 million, respectively. On a pro forma basis after giving effect to the Transactions earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $259.6 million and $516.6 million for the year ended December 31, 2007 and for the nine months ended September 30, 2008, respectively.